Exhibit 99.1

      Brian K. Finneran                                                                                                                                                  6/26/07

      bfinneran@statebankofli.com                                                                                                                            (516) 465-2251

STATE BANCORP, INC.
Announces Dividend Schedule

Jericho, N.Y., June 26, 2007 - The Board of Directors of State Bancorp, Inc. (NASDAQ-STBC), parent company of State Bank of Long Island (the “Bank”), announced a change in the Company’s cash dividend schedule to a quarterly declaration during the first month of each calendar quarter.  Based on present conditions, it is expected that a $0.15 per share cash dividend will be declared at the Board’s regularly scheduled meeting on July 24.  Since the Company recorded a net loss in 2005 following the issuance of the Island Mortgage jury verdict, the quarterly cash dividend has been on an irregular schedule due to advance approvals required from the New York State Banking Department, the Bank’s primary regulator.

The Board of Directors evaluates whether to declare a dividend based on, among other factors, the Company’s business prospects, financial condition, earnings projections and cash flow projections.  The Company’s obligation to pay a dividend does not arise unless and until the dividend is declared by the Board of Directors and any conditions attached to such declaration have been satisfied.

In addition to the foregoing, the Company expects to distribute its second quarter earnings release during the morning of July 25.

State Bank of Long Island is the largest independent commercial bank headquartered on Long Island.  In addition to its sixteen branch locations throughout Nassau, Suffolk and Queens Counties, the Bank owns Jericho, N.Y.-based Studebaker-Worthington Leasing Corp., a nationwide provider of business equipment leasing.  The Bank also maintains a lending facility in Jericho and has two subsidiaries based in Wilmington, Delaware, which provide investment and balance sheet management services to the Bank.

State Bancorp, Inc. has built a reputation for providing high-quality personal service to meet the needs of commercial, small business, municipal and consumer markets throughout the tri-county area. The Company maintains a World Wide Web site at www.statebankofli.com with corporate, investor and branch banking information.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify these forward-looking statements.  These forward-looking statements involve risk and uncertainty and a variety of factors that could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, changes in: market interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, the quality and composition of the loan and lease or investment portfolios, demand for loan and lease products, demand for financial services in the Company’s primary trade area, litigation, tax and other regulatory matters, accounting principles and guidelines, other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing and services and those risks detailed in the Company’s periodic reports filed with the Securities and Exchange Commission.